EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 14, 2008, relating to the consolidated financial statements and financial statement schedule of Neonode, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Stockholm, Sweden
July 7, 2008

BDO Feinstein International AB	BDO Feinstein International AB

/s/ Johan Pharmanson	/s/ Tommy Bergendahl
Authorized Public Accountant	Authorized Public Accountant